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News Release - March 28, 2000
Nasdaq: SMTR
Email: public_relations@smartire.com
Tel: 800-982-2001 / 604-276-9884



                  SMARTIRE SYSTEMS COMPLETES PRIVATE PLACEMENT


RICHMOND, BRITISH COLUMBIA, March 28, 2000 - SmarTire Systems Inc. (Nasdaq:
SMTR) has completed the private placement announced September 1999 for gross proceeds of $6.83 million (US) with the issuance of 3,415,250 common shares at a price of $2 (US) per share. The private placement was completed primarily with European institutional investors and over-subscribed by 14%.

"We are extremely pleased to experience such high levels of interest from institutional investors in Britain, Germany, Switzerland and Italy," explains SmarTire's Chief Financial Officer, Kevin A. Carlson. "These investors recognize the market potential of our wireless tire monitoring systems and see SmarTire as a world industry leader", he added. The net proceeds from the private placement will be used to fund the development and marketing of the Company's products.

The securities have not been and will not be registered under the United States Securities Act of 1993, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

SmarTire Systems Inc. is an emerging technology company that develops and markets proprietary wireless tire monitoring systems automotive aftermarket. Through their strategic alliance, SmarTire and TRW Inc. are committed to providing superior tire monitoring systems for both after market and original equipment applications. Additional information is available at www.smartire.com.

"ROBERT V. RUDMAN",

Robert V. Rudman, CA
Chairman and CEO, SmarTire Systems Inc.

Except for this historical information contained herein, this news release contains forward looking statements that involve risks and uncertainties, including the impact of competitive products and pricing and general economic conditions as they affect the Company's customers. Actual results and developments may therefore differ materially from those described in this release.